Exhibit 99.1

Contact:	Paul Jackson	FOR IMMEDIATE RELEASE
	(860) 728-7912	www.utc.com

John Faraci, International Paper CEO, Named to UTC Board

HARTFORD, Conn., Dec. 14, 2005 – John V. Faraci, chairman and chief executive officer of International Paper, today was named to the United Technologies Corp. (NYSE:UTX) Board of Directors. The board now has 12 members, 11 of whom are independent.

“John has three decades of experience at International Paper and is known for his strong leadership and strategic as well as environmental initiatives,” said UTC Chairman and CEO George David. “As one of the world’s largest private owners of forest land, International Paper practices sustainability and believes as UTC does that strong business ethics are central to operational success. I am delighted to welcome John.”

International Paper is the world’s largest paper and forest products company, with 2004 revenues of $25.5 billion. Faraci, 55, was elected president and director in 2003 and later that year was named to his current positions. Previously he had served as executive vice president and chief financial officer, with additional corporate responsibility for the company’s former majority owned New Zealand subsidiary, Carter Holt Harvey. He joined International Paper in 1974.

Faraci also serves on the National Park Foundation, the Grand Teton (Wyoming) National Park Foundation, the Citigroup International Advisory Council, and the National Council for Air and Stream Improvement. He is a member of the Business Roundtable, the Denison University Board of Trustees and the Sustainable Forestry Board.

United Technologies, based in Hartford, Conn., is a diversified company that provides high technology products and services to the aerospace and commercial building industries.

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